Exhibit 99.1

Piedmont Natural Gas Elects
Dr. David E. Shi to Board of Directors.

December 29, 2003 — CHARLOTTE, NC — The Board of Directors of Piedmont Natural Gas has elected Dr. David E. Shi to the Board of the Company.

Dr. Shi is President of Furman University in Greenville South Carolina. Prior to accepting that position in 1994, he was History Department Chairman and the Frontis W. Johnston Professor of History of Davidson College, and Vice President for Academic Affairs and Dean of Furman University.

Dr. Shi received his undergraduate degree in Political Science from Furman University, Magna Cum Laude, and his MA and PhD in history from the University of Virginia. He has twice been nominated for the Pulitzer Prize, and is the author and co-author of numerous books on American history and culture.

In 1998 Dr. Shi was honored as a recipient of a Presidential Leadership Grant from the John S. and James L. Knight Foundation in recognition of dynamic and creative leadership at liberal arts colleges. He is also a frequent guest columnist for various regional and national newspapers.

Dr. Shi also serves on the Boards of Directors of National Commerce Financial Corporation, the Greenville Chamber of Commerce, the South Carolina Governor’s School for the Arts, the Commerce Club, the South Carolina Educational Television Endowment and the Commission of Higher Education.

About Piedmont Natural Gas
Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 920,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 57,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas and propane marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com.

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